Exhibit 10.13
                                                                   -------------


                            UNITED STATES OF AMERICA
                           DEPARTMENT OF THE TREASURY     EA #2002-93
                    OFFICE OF THE COMPTROLLER OF THE CURRENCY


-----------------------------------
In the Matter of:                   )
Goleta National Bank                )             AA-EC-02-18
Goleta, California                  )
-----------------------------------


                                 CONSENT ORDER

      WHEREAS, the Comptroller of the Currency of the United States of America (Comptroller), through his staff, has examined Goleta National Bank, Goleta, California (Bank) and has reviewed the Bank's short-term consumer loans, commonly referred to as "payday loans," to determine whether the Bank engaged in unsafe or unsound banking practices or failed to comply with certain laws, rules, or regulations;

      WHEREAS, the Bank's payday loans are primarily marketed, originated, serviced, and collected by a third-party vendor, ACE Cash Express, Inc. (ACE);

      WHEREAS, the Comptroller intends to charge the Bank with violations of the consumer protection provisions of the Equal Credit Opportunity Act and the implementing regulation; with violations of 12 C.F.R. Part 226; with violations of the safety and soundness guidelines set forth in 12 C.F.R. Appendix A of Part 30, and with violations of the customer privacy protections set forth in the Gramm-Leach-Bliley Act, 12 C.F.R. Appendix B of Part 30 and Part 40; and with unsafe or unsound banking practices related to the Bank's payday loans including but not limited to the Bank's management of the vendor that provides services related to these payday loans;

      WHEREAS, the Comptroller intends to initiate cease and desist and civil money penalty proceedings against the Bank pursuant to 12 U.S.C. 1818(b) and (i) through the issuance of a Notice of Charges and Notice of Assessment of Civil Money Penalty;




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      WHEREAS, in the interest of cooperation, compromise and settlement, and to avoid the costs associated with future administrative and judicial proceedings with respect to the above matter, the Comptroller and the Bank desire to enter into this Consent Order (Order);

      NOW, THEREFORE, the Bank, by and through its duly elected and acting Board of Directors (Board), has executed a "Stipulation and Consent to the Issuance of a Consent Order" dated October 25, 2002, that is accepted by the Comptroller. By this Stipulation and Consent, which is incorporated by this reference, the Bank has consented to the issuance of this Order by the Comptroller. Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. 1818, the Comptroller hereby orders that:

                                   Article I

                           MONTHLY PROGRESS REPORTING
                           --------------------------

      (1) The Board shall submit monthly progress reports to the Director for Special Supervision/Fraud (Director), 250 E Street, S.W., Washington, DC 20219. These reports shall set forth in detail:

          (a) actions taken since the prior progress report to comply with each Article of the Order;

          (b)  results of those actions; and

          (c) a description of the actions needed to achieve full compliance with each Article of this Order.

      (2) The progress reports should also include any actions initiated by the Board and the Bank pursuant to the criticisms and comments in any future Report of Examination (ROE).




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                                   Article II

                                 PAYDAY LENDING
                                 --------------

      (1) Beginning November 15, 2002, and on an ongoing basis thereafter, the Bank, through ACE, shall notify all applicants seeking to originate, renew or roll over any short-term consumer loans made in the name or on behalf of the Bank through ACE (Bank Payday Loans) that the Bank and ACE will cease the origination, renewal and rollover of Bank Payday Loans on or before December 31, 2002, in all states and the District of Columbia.

      (2) On or before December 31, 2002, the Bank shall cease all actions related to the origination, renewal or rollover of Bank Payday Loans in all states and the District of Columbia.

      (3) Notwithstanding paragraphs (1) and (2) of this Article, the Bank may continue to obtain from ACE services related to the servicing or collection of Bank Payday Loans that are originated, renewed or rolled over on or before December 31, 2002, provided that the due date is not extended, nor are new funds advanced, on any existing Bank Payday Loan after December 31, 2002.

      (4) On or before November 1, 2002, ACE shall assume, indemnify, and hold the Bank harmless for one hundred percent (100%) of the costs, expenses, legal fees, damages, and related liabilities from third-party claims in accordance with the terms of Section 8.2(a) of the Master Loan Agency Agreement between the Bank and ACE dated August 11, 1999, as amended (Master Loan Agreement). ACE shall comply with this requirement by executing an amendment to the Master Loan Agreement with the Bank, which Amendment shall include, inter alia, an increase in the percentage of Section 8.2(a) to one hundred percent (100%) from either ninety-five percent (95%) or ninety percent (90%), respectively, and a reduction in the percentage of Section 8.1(a) to zero percent (0%) from either five percent (5%) or ten percent (10%), respectively. Thereafter, the Master Loan



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Agreement shall not be further amended or modified without the prior written consent of the Comptroller.

                                  Article III

                  FILE VERIFICATION AND CUSTOMER NOTIFICATION
                  -------------------------------------------

      (1) Within thirty (30) days of the effective date of this Order, the Bank shall provide written notification, consistent with paragraph (9) of this Article, to the six hundred forty-one (641) applicants whose Bank Payday Loan files are missing from ACE Store #1608.

      (2) For purposes of this Order, the term "applicant" shall be defined as any person who has applied for a Bank Payday Loan, regardless of whether the loan has been approved, denied, cancelled, renewed, rolled over, or withdrawn.

      (3) Within thirty (30) days of the effective date of this Order, the Bank shall provide a written analysis to the Director detailing a loan sampling process that it will undertake at each ACE store for the purpose of obtaining the prior written determination of no supervisory objection. This written analysis shall include, at a minimum, the following: (i) the process and methodology for obtaining the lists of Bank Payday Loans to be sampled; (ii) the process and methodology for determining the composition of the sample; and (iii) a determination of whether the Bank, or an independent entity retained by the Bank, other than ACE, shall obtain and review the sample.

      (4) At a minimum, the sampling and review process shall:

          (a) require the Bank to obtain a listing of every approved, denied, cancelled, and withdrawn Bank Payday Loan at each ACE store since June, 30, 2002, for which files should exist, and then randomly sample from that report 5% of all applicants' files at each ACE store. For purposes of paragraph (4), the term "store" shall not



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               include any store that has been subjected to a file review by the
               Bank's Quality Assurance Department prior to the effective date of this order. ("File Review");

          (b) include within the sample Bank Payday Loans that were approved, regardless of their payment status, denied, cancelled, or withdrawn; and

          (c)  if, as a result of the sampling process described in paragraph
               (4)(a), more than one file cannot be located, or the loan envelope or file is empty, the review process shall be revised to require the physical verification of 100% of all applicants' files generated at that store since June 30, 2002.

      (5) Within thirty (30) days of the effective date of this Order, the Bank shall submit to the Director a listing of all ACE stores for which a File Review has been conducted by the Bank.

      (6) For any File Review commenced prior to the effective date of this order that noted at least one (1) missing file, the Bank shall physically verify 100% of all applicants' files generated at that ACE store since June 30, 2002.

      (7) The Bank shall commence the sampling and review process required by paragraph (4) no later than February 15, 2003.

      (8) On or before June 15, 2003, for any Bank Payday Loan file that cannot be located, or for any empty loan envelope or file, the Bank shall issue the notification document required by paragraph (9) below to the affected applicant. This notification need not duplicate any notice previously provided pursuant to paragraph (1) of this Article.

      (9) Prior to making any notifications to applicants of any Bank Payday Loan as required by paragraphs (1) and (8) of this Article, the Bank shall submit the notification document to the Director for a prior determination of no



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supervisory objection to the form and content of the notice. At a minimum, the notification document required by this Article shall advise the applicant that his/her nonpublic personal information is no longer in the possession of the Bank or ACE, and shall include information regarding the steps that the applicant may take to address potential identify theft.

      (10) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to this Article.

                                   Article IV

                           CIVIL MONEY PENALTY ORDER
                           -------------------------

      (1) Without admitting or denying any wrongdoing, the Bank hereby consents to the payment of a civil money penalty in the amount of seventy-five thousand dollars ($75,000), which shall be paid within ten days (10) of the effective date of this Order. The Bank shall make payment in full by check made payable to the Treasurer of the United States and shall deliver the payment to: Comptroller of the Currency, P.O. Box 73150, Chicago, Illinois 60673-7150 with a copy of the check sent to Director, Enforcement & Compliance Division, Office of the Comptroller of the Currency, 250 E Street, SW, Washington D.C. 20219.

      (2) This Order shall be enforceable to the same extent and in the same manner as an effective and outstanding order that has been issued and has become final pursuant to 12 U.S.C. 1818(h) and (i) (as amended).

                                   Article V

                                 STRATEGIC PLAN
                                 --------------

      (1) Within ninety (90) days of the effective date of this Order, the Board shall adopt, implement, and thereafter ensure Bank adherence to a revised, written strategic plan for the Bank covering at least a three-year period. The



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strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

          (a) a mission statement that forms the framework for the establishment of strategic goals and objectives;

          (b) an assessment of the Bank's present and future operating environment;

          (c) the development of strategic goals and objectives to be accomplished over the short and long term;

          (d) an identification of the Bank's present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;

          (e) an evaluation of the Bank's internal operations, staffing requirements, Board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under
               (1)(c) of this Article;

          (f) a management employment and succession program to promote the retention and continuity of capable management;

          (g) product line development and market segments that the Bank intends to promote or develop;



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          (h)  an action plan to improve the Bank's earnings and to accomplish identified strategic goals and objectives, including individual responsibilities, accountability, and specific time frames;

          (i) a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;

          (j) control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank's operating environment;

          (k) specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank's operating environment; and

          (l) systems to monitor the Bank's progress in meeting the plan's goals and objectives.

      (2) Upon adoption, a copy of the strategic plan shall be forwarded to the Director for review and prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Bank shall implement and adhere to the strategic plan.

      (3) The Bank (i) shall give the Director not less than sixty (60) days prior written notice of the Bank's intent to significantly deviate or change from its strategic plan; and (ii) concurrent with that written notice, the Bank shall submit a revised strategic plan to the Director for a written determination of no supervisory objection, which written determination must be secured prior to the Bank's engaging in any significant deviations or changes to



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its strategic plan. Upon receiving a written determination of no supervisory objection from the Director for the revised strategic plan, the Bank shall implement and adhere to the revised strategic plan.

      (4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

                                   Article VI

                        CAPITAL PLAN AND HIGHER MINIMUMS
                        --------------------------------

      (1) The Bank shall maintain the following minimum capital levels (as defined in 12 C.F.R. Part 3):

          (a) Total capital at least equal to twelve percent (12%) of risk-weighted assets;

          (b) Tier 1 capital at least equal to seven percent (7%) of adjusted total assets.

      (2) The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be "well capitalized" for purposes of 12 U.S.C. 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. 6.4(b)(1)(iv).

      (3) Within ninety (90) days of the effective date of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a three-year capital program. The program shall include:

          (a) specific plans for the maintenance of adequate capital that may in no event be less than the requirements of paragraph (1);

          (b) projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;



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          (c)  projections of the sources and timing of additional capital to meet the Bank's current and future needs;

          (d) the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;

          (e) contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and

          (f) a dividend policy that permits the declaration of a dividend only:

               (i) when the Bank is in compliance with its approved capital program;

               (ii) when the Bank is in compliance with 12 U.S.C. 56 and 60; and

               (iii) with the prior determination of no supervisory objection of the Director.

      (4) Upon completion, the Bank's capital program shall be submitted to the Director for prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Director.

      (5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.



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                                  Article VII

                                  PROFIT PLAN
                                  -----------

      (1) Within ninety (90) days of the effective date of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank. This plan shall include, at minimum, the following elements:

          (a) identification of the major areas in and means by which the Board will seek to improve the Bank's operating performance;

          (b) realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

          (c) a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections; and

          (d) a description of the operating assumptions that form the basis for major projected income and expense components.

      (2) The budgets and related documents required in paragraph (1) above for the year 2003 shall be submitted to the Director upon completion. The Board shall submit to the Director annual budgets as described in paragraph (1) above for each year that this Order remains in effect.

      (3) The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Director on a quarterly basis.

      (4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.



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                                  Article VIII

                                RISK MANAGEMENT
                                ---------------

      (1) Within ninety (90) days of the effective date of this Order, the Board shall develop, implement, and thereafter ensure Bank adherence to a written risk management program to include, at a minimum, the following:

          (a) identification of existing credit, interest rate, liquidity, transaction, compliance, strategic, reputation, price, and foreign currency translation risks, and a written analysis of those risks;

          (b) action plans and time frames to reduce risks where exposure is high, particularly with regard to credit risk, which impacts directly on liquidity, compliance, strategic, and reputation risks;

          (c) policies, procedures or standards which limit the degree of risk the Board is willing to incur, consistent with the strategic plan and the Bank's financial condition. This includes analyzing and limiting the risks associated with any new lines of business which the Board undertakes. The procedures shall ensure that strategic direction and risk tolerances are effectively communicated and followed throughout the Bank and should describe the actions to be taken where noncompliance with risk policies is identified;

          (d) systems to measure and control risks within the Bank. Measurement systems should provide timely and accurate risk reports by customer, by department or division, and bankwide as appropriate; and

          (e) procedures to ensure that Bank employees have the necessary skills to supervise effectively the current and the new business



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               risks within the Bank, and procedures to describe the actions to be taken to address deficiencies in staff levels and skills.

The risk management program shall be consistent with the Bank Supervision Process booklet, EP-Sup, of the Comptroller's Handbook.

      (2) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

                                   Article IX

                                ASSET VALUATIONS
                                ----------------

      (1) Within thirty (30) days of the effective date of this Order, and quarterly thereafter, the Bank shall document the information upon which the Bank relied to value loans held on its books, any servicing rights, and interest-only assets in accordance with accounting guidance. At a minimum, the valuations should include the documentation used to support the values attributed to:

          (a)  the permanent and available for sale loan portfolios;

          (b) any interest-only strips, including validating all assumptions used and model methodology; and

          (c)  any deferred tax asset or deferred liability accounts.

      (2) A copy of the quarterly determination shall be submitted to the Director for review.

      (3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.



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                                   Article X

                               VIOLATIONS OF LAW
                               -----------------

      (1) The Board shall immediately take all necessary steps to ensure that Bank management corrects, when possible, and implements corrective action for each violation of law, rule or regulation cited in any subsequent ROE. The monthly progress reports required by Article I of this Order shall include the date and manner in which each correction has been effected during that reporting period.

      (2) The Board shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

      (3) Within thirty (30) days of receipt of any subsequent ROE which cites violations of law, rule, or regulation, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

      (4) Upon adoption, a copy of these procedures shall be promptly forwarded to the Director.

      (5) The Board shall ensure that the Bank has policies, processes, personnel, and control systems to ensure implementation of, and adherence to, the procedures developed pursuant to this Article.



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                                   Article XI

                    PRODUCTS AND SERVICES - EXISTING OR NEW
                    ---------------------------------------

      (1) Prior to the Bank's involvement in any new product or service, or its significant expansion of any existing product or service, the Board shall prepare a written analysis of said product or service. The analysis shall, at a minimum, include the following:

          (a) an assessment of the risks and benefits of the product or service to the Bank;

          (b) an explanation of how the product or service is consistent with the Bank's strategic plan;

          (c) an evaluation of the adequacy of the Bank's organizational structure, staffing, Management Information Systems (MIS), internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service;

          (d) an evaluation of the adequacy of the Bank's organizational structure, staffing, MIS, internal controls and written policies and procedures to monitor and control any vendor providing services in connection with the Bank's product or service; and

          (e) a profitability analysis, including growth projections and interest rate risk.

      (2) Prior to the Bank's involvement in any new product or service, or the significant expansion of any existing product or service, a copy of the analysis shall be submitted to the Director for prior written determination of no supervisory objection.

      (3) For purposes of this Article, "significant expansion" shall be defined as an annualized asset growth rate of any new or existing product or service greater than five percent (5%), as calculated on the last date of each calendar quarter, or any increase in the Bank's gross revenue of more than ten percent



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(10%), as calculated on the last date of each calendar quarter, related to any new or existing product or service. The term "significant expansion" does not include the expansion of any existing product or service if: (i) that product or service is comprehensively discussed in the strategic and profit plans previously submitted by the Bank pursuant to this Order; and (ii) the Director has previously issued a written determination of no supervisory objection to those plans.

                                  Article XII

                                    CLOSING
                                    -------

      (1) Although the Board is by this Order required to submit certain proposed actions and programs for the review or approval of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank.

      (2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

      (3) Any time limitations imposed by this Order shall begin to run from the effective date of this Order. Such time limitations may be extended in writing by the Director for good cause upon written application by the Board.

      (4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.



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      (5) In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

          (a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

          (b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

          (c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and

          (d) require corrective action be taken in a timely manner of any non-compliance with such actions.

      (6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. 1818(b) and (i), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

      (7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or arrangements, or negotiations between the parties, whether oral or written.



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IT IS SO ORDERED, this 28th day of October, 2002.




/s/                                                         10/28/02
-------------------------------------------------        -----------------------
Ronald G. Schneck                                        Date
Director
Special Supervision/Fraud






































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